Exhibit 10.8

VECTOR GROUP LTD.

4400 Biscayne Blvd.

10th Floor

Miami, FL 33137

February 27, 2018

Mr. Howard M. Lorber

C/O Vector Group Ltd.

4400 Biscayne Blvd

10th Floor

Miami, FL 33137

Dear Mr. Lorber:

We are pleased to inform you that, effective on the date hereof, Vector Group Ltd. (the “Company”) has granted you a nonqualified option (the “Option”) to purchase 250,000 shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), at a purchase price of $20.30 per share, subject to adjustment, pursuant to the Company’s 2014 Management Incentive Plan, as may be and is in effect and as amended from time to time (the “Plan”). This agreement is subject in all respects to the terms and provisions of the Plan, all of which terms and provisions are made a part of and incorporated in this agreement as if they were each expressly set forth herein. In the event of any conflict between the terms of this agreement and the terms of the Plan, the terms of the Plan shall control.

1. The Option may be exercised on or prior to the tenth anniversary of the date of grant (after which date the Option will, to the extent not previously exercised, expire), provided the Option shall only vest and become exercisable as to all of the aggregate shares covered thereby on February 27, 2022. However, the Option shall earlier vest and become immediately exercisable upon (i) the occurrence of a “Change in Control” as defined in Section 13.3 of the Plan or (ii) the termination of your employment with the Company, including by reason of death or disability or (iii) the termination of your employment with the Company by reason of retirement to the extent allowed by the Committee in accordance with Section 16 of the Plan.

2. From and after the date it vests and becomes exercisable pursuant to Section 1 hereof, the Option may be exercised in whole or in part by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of the Shares to be purchased and the purchase price therefor, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or by delivering shares of Common Stock already owned by you for at least six months having a fair market value on the date of exercise equal to the purchase price of the Option being exercised, or a combination of such shares and cash.

Mr. Howard M. Lorber

February 27, 2018

In addition, payment of the purchase price of the Shares to be purchased may also be made by delivering a properly executed notice to the Company, together with a copy of the irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if required, the amount of any federal, state or local withholding taxes.

No Shares shall be issued until full payment therefor has been made. You shall have all of the rights of a stockholder of the Company holding the Common Stock that is subject to the Option (including the right to vote the Shares and the right to receive dividends thereon), when you have given written notice of exercise, have paid in full for such Shares and, if requested, have given the certificate described in Section 14 hereof.

3. In the event your employment with the Company is terminated for any reason, the Option shall forthwith terminate, provided that you may exercise any then unexercised portion of the Option then vested and exercisable pursuant to Section 1 hereof at any time prior to the earlier of one year from the date of termination or the expiration of the Option.

4. The Option is not transferable except (i) by will or the applicable laws of descent and distribution, (ii) pursuant to a domestic relations order in accordance with Section 23.4 of the Plan, or (iii) to your family members or trusts or other entities whose beneficial owners are your family members or any other entity affiliated with you approved by the Committee. In the event of a transfer, all terms and conditions of the Option, including the provisions relating to termination of your employment with the Company shall continue to apply following a transfer.

5. In the event of your death or disability, the Option may be exercised by your personal representative or representatives, or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution, at any time prior to earlier of the one year following the date of termination due to death or disability or the expiration of the option.

6. In the event of any change in capitalization affecting the Common Stock of the Company, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Common Stock, the Company shall make adjustments to the Option and/or provide for distributions, as appropriate, in accordance with the terms described in Section 12 of the Plan.

7. The grant of the Option does not confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or its subsidiaries or affiliates to terminate the term of your employment.

Mr. Howard M. Lorber

February 27, 2018

8. Upon the exercise of any portion of the Option, the Company shall withhold shares of Common Stock having a Fair Market Value (as defined in the Plan on the date the tax is to be determined equal to any federal state or local taxes required by law to be withheld as a result of such exercise.

9. You understand and acknowledge that Shares received upon exercise of the Option will be subject to the terms of the Company’s Equity Retention policy as in effect at the time of exercise.

10. In the event of the payment of any dividends or other distributions (including distributions of securities of another issuer) in respect of the Common Stock beginning on or after the date hereof and continuing while you hold the Option, you shall receive, within ten days of the payment of such dividend or distribution, the amount of any such dividends or other distributions that would have been paid to you had you been, at the record date for such dividends or other distributions, a stockholder of the Shares issuable upon exercise of any then unexercised portion of the Option, whether vested or unvested (the “Dividend Equivalent”). In the event that the payment of such dividend or distribution occurs within the last ten days of a calendar year, the Dividend Equivalent shall be paid by the Company within the first ten days of the subsequent calendar year.

11. The Company represents and warrants to you as follows: (i) this letter agreement and the grant of the Option hereunder have been authorized by all necessary corporate action by the Company and this letter agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms; (ii) the grant of the Option to you on the terms set forth herein will be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3(d) thereunder; (iii) the Company will obtain, at its expense, any regulatory approvals necessary or advisable in connection with the grant of the Option or the issuance of the Shares; and (iv) the Company currently has reserved and available, and will continue to have reserved and available during the term of the Option, sufficient authorized and issued shares of its Common Stock for issuance upon exercise of the Option.

12. The Company shall use its best efforts to file and keep in effect a Registration Statement on Form S-8, Form S-3 or other applicable form to register under the Securities Act of 1933, as amended (the “Act”), the Shares issuable to you upon exercise of the Option and the resale thereof by you.

13. Unless at the time of the exercise of any portion of the Option a registration statement under the Act is in effect as to the Shares, the Shares shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you agree to execute and deliver to the Company a reasonable certificate to such effect.

Mr. Howard M. Lorber

February 27, 2018

14. You understand and acknowledge that: (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any resales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; and (iv) the Company shall place an appropriate “stop transfer” order with its transfer agent with respect to such Shares.

15. This letter agreement contains all the understandings between the Company and you pertaining to the matters referred to herein, and supercedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect hereto. No provision of this letter agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by you and a duly authorized officer of the Company. No waiver by the Company or you of any breach by the other party hereto of any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time. If any provision of this letter agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this letter agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Mr. Howard M. Lorber

February 27, 2018

Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this letter agreement in the space provided below.

Very truly yours,

VECTOR GROUP LTD.

By:	/s/ James B. Kirkland III
James B. Kirkland III
Senior Vice President, Treasurer & CFO

AGREED TO AND ACCEPTED:

/s/ Howard M. Lorber
Howard M. Lorber

EXHIBIT A

Vector Group Ltd.

4400 Biscayne Blvd

10th Floor

Miami, FL 33137

Gentlemen:

Notice is hereby given of my election to purchase _________ shares of Common Stock, $.10 par value (the “Shares”), of Vector Group Ltd., at a price of $______ per Share, pursuant to the provisions of the stock option granted to me on February 27, 2018. Payment for the Shares will be made as follows:

☐	my check in the amount of $_________________which is enclosed.

☐	______________ Shares having a total value of $______________, such value being based on the closing price(s) of the Shares on the date hereof.

☐

pursuant to the attached irrevocable instructions, a broker will sell ____ Shares on my behalf and promptly deliver to you $________ in satisfaction of the exercise price and $ ____ in satisfaction of applicable tax withholding.

The following information is supplied for use in issuing and registering the Shares purchased hereby:

Number of Certificates and Denominations

Name

Address

Social Security No.

Dated:		Very truly yours,

Howard M. Lorber